Charlotte’s Web Reports Q3 2025 Results
Healthcare Focus, Product Innovation, and Cost Improvements
Louisville, Colo. November 12, 2025 – (TSX: CWEB, OTC: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), a botanical wellness innovation company and the market leader in cannabidiol (CBD) hemp extract wellness products, today announced results for the quarter ended September 30, 2025. All amounts are expressed in U.S. dollars.
“Q3 2025 marked continued progress in our strategic transformation as we adgvanced key operational and commercial initiatives that position us for improved performance in 2026,” said Bill Morachnick, Chief Executive Officer. “We continue to build on our success in the medical channel and have recently launched a scientific advisory board to support our efforts with continuing medical education, and accelerate clinical validation and healthcare integration. In manufacturing, we completed the internalization of Brightside™ gummy production, achieving multi-million-unit manufacturing capacity that enhances our innovation velocity and cost structure. Our expanded sleep portfolio—now featuring five products across Charlotte's Web and Brightside™ brands—is resonating with consumers, with our CBN Stay Sleep Gummies now our second-best-selling gummy product. The promising early performance of our new Brightside hemp-derived delta-9 products, combined with some positive regulatory signals from Washington, reinforces our confidence in the substantial opportunities ahead as we execute our plans in 2026.”
“Our disciplined cost management and channel optimization continue to reshape Charlotte's Web's financial profile,” said Erika Lind, Chief Financial Officer. “Third quarter SG&A expenses declined 23.6% year-over-year, and the additional expense reductions implemented during Q3 position us to deliver approximately $9 million in total annualized cost savings in 2026. These structural improvements provide an encouraging roadmap for 2026.”
Third Quarter Business Review
Operational and Manufacturing Improvements
Charlotte’s Web has achieved full internalization of Brightside™ hemp-derived THC gummy production, providing multi-million-unit capacity and improved long-term cost absorption. Vertical integration has accelerated innovation cycles and strengthened quality control. Charlotte’s Web is evaluating the transition of additional product categories to in-house manufacturing in 2026 to further leverage these efficiencies.
Cost Structure Optimization
Comprehensive efficiency initiatives launched in 2024 continued to yield results in 2025. Additional expense reductions implemented in Q3 2025—combined with manufacturing savings—are expected to reduce annualized operating costs by approximately $9 million in 2026, supporting the Company’s trajectory toward positive cash flow.

Scientific Advisory Board Launch
During the quarter, Charlotte's Web announced the formation of a Scientific Advisory Board to accelerate the Company's medical channel strategy and reinforce its legacy of science-backed innovation. Led by Chief Scientific Officer Dr. Marcel Bonn-Miller—the world-renowned cannabinoid researcher with over 20 years of experience and approximately 200 published research papers—this Board will guide Charlotte's Web's research and development agenda, shape clinical initiatives, and help translate botanical science into impactful, patient-centered solutions.
This initiative strengthens Charlotte's Web's positioning in the medical practitioner channel, where the Company plans to develop Continuing Medical Education (CME) content for healthcare professionals and expand practitioner-informed product solutions for managing health issues. This medical strategy directly supports a restructuring of the Company’s B2B retail operations, pivoting from direct retail distribution to margin-accretive, clinically-validated channels where scientific credibility enhances competitive differentiation.
B2B Channel Transition
During Q3, Charlotte's Web implemented a strategic restructuring of its B2B retail operations in response to an increasingly complex and evolving regulatory landscape across U.S. markets. State-by-state legislative developments have created varying compliance requirements. In response, the Company significantly reduced its direct sales force and accrued a reserve of approximately $0.5M to revenue against possible customer chargebacks from unsaleable product that could result from this shift. This reserve impacts the quarter in which it is taken, and is not expected to impact future revenue and margin recognition. This leaner, more efficient approach prioritizes top revenue-generating customers and distributor relationships, while simultaneously building infrastructure to support medical practitioners with clinical education and evidence-based product guidance. The transition aims to reduce lower-margin B2B retail sales to improve profitability and increase margin contribution from the medical and practitioner channels. This restructuring better positions Charlotte's Web's B2B operations for more profitable revenue growth by improving the weighting impact of higher-margin channels overall.
Product Innovation and Portfolio Expansion
•Brightside™ Hemp Precision Delta-9 Gummies: This new product line experienced encouraging demand and sales traction in Q3. Proprietary TiME INFUSION® technology enables rapid onset within 5–15 minutes, on average. Controlled, quality low-dose hemp THC differentiates from problematic intoxicating products flooding unregulated markets.
•Sleep Category Expansion: Charlotte's Web continued to expand its botanical wellness portfolio within the sleep support category, building on the success of the Company’s CBN Stay Sleep Gummies—now its second-best-selling gummy product. A comprehensive sleep campaign was launched featuring five products across the Charlotte’s Web and Brightside™ brands. The new Brightside Knockout THC gummy launched in October, and Quiet Sleep functional mushroom gummy showed promising consumer uptake, broadening the Company’s leadership in natural sleep solutions. Knockout combines hemp-derived THC with CBN in a balanced ratio to support both falling asleep and staying asleep throughout the night, resulting in rapid consumer uptake and strong product velocity.
•CBG Focus & Attention Gummies: The Company has entered the growing nootropics segment, expanding Charlotte’s Web’s reach into cognitive wellness and diversifying revenue beyond traditional CBD with a plant-based alternative to synthetic nootropics.

•Functional Mushroom Portfolio: Introduced in late 2024, the line continues to gain traction through omnichannel platforms, diversifying the Company’s botanical wellness ecosystem beyond cannabinoids.
“Our diversified portfolio—including low-dose hemp-derived THC, functional mushrooms, and cannabinoid innovations—positions us to capture emerging demand while remaining true to our heritage of science, quality, and compliance,” added Mr. Morachnick.
Regulatory and Industry Developments
•Federal Legislative Developments: The U.S. Senate recently passed the continuing resolution (“CR”) to reopen the government. This included the 2026 Agriculture-FDA spending bill where new language limiting total THC content in hemp-derived cannabinoid products was introduced. If the minibus passes the House and is signed by the President, the restrictive hemp language does not go into effect until 365 days after enactment. This affords the Company, the industry and policy makers time to evaluate the framework and for potential legislative remedies, regulatory clarifications, and further stakeholder engagement. Multiple legislative and regulatory pathways are open and Charlotte’s Web is actively engaged with bipartisan Congressional champions, consumer advocacy groups, and industry coalitions to support a balanced and science-based regulatory framework that preserves access to non-intoxicating hemp wellness products relied on by millions of Americans.
•Federal Momentum and Political Signals: Language in the funding bill is at odds with recent bipartisan support for CBD. Notably on September 28, 2025, a White House social media post highlighted support for CBD as a wellness supplement potentially eligible for Medicare coverage. While public statements and social media signals do not guarantee policy outcomes, they underscore political awareness of the sector’s scale, consumer relevance, and economic contribution The Company believes rational regulatory policies that distinguish between intoxicating and non-intoxicating cannabinoids are achievable and that engagement over the coming months will shape the final outcome.
•State-Level Restrictions: Some state-level restrictions this year impacted retail access in select markets. In response, the Company has restructured a leaner and more resilient B2B distribution strategy, focusing on high-margin accounts and reducing operating expenses. While these actions may lead to marginally lower B2B revenue in select states in the near term, they are expected to improve long-term margin contribution and operational efficiency.
“While recent federal activity introduces uncertainty for the industry, Charlotte’s Web has a proven track record of navigating complex regulatory environments,” said Mr. Morachnick. “We believe the economic impact, consumer reliance, and bipartisan support for CBD wellness will lead to a more rational and durable policy outcome.”
DeFloria IND Phase 2 Clinical Trial Progress DeFloria, Inc., a collaboration between Charlotte’s Web, Ajna BioSciences, and with initial funding from a division of British American Tobacco, has been cleared for FDA Phase 2 clinical trials for its investigational botanical drug (“IND”) to treat irritability associated with autism spectrum disorder (ASD). Charlotte’s Web retains exclusive manufacturing rights for commercial supply, representing a potential long-term revenue opportunity in the multi-billion-dollar ASD treatment market.
“Our partnership with Ajna and BAT demonstrates our leadership in advancing hemp-derived compounds from consumer wellness into FDA-regulated pharmaceutical development,” said Mr. Morachnick.
DeFloria IND Phase 2 Clinical Trial Progress DeFloria, Inc., a collaboration between Charlotte’s Web, Ajna BioSciences, and with initial funding from a division of British American Tobacco, has been cleared for FDA

Phase 2 clinical trials for its investigational botanical drug (“IND”) to treat irritability associated with autism spectrum disorder (ASD). Charlotte’s Web retains exclusive manufacturing rights for commercial supply, representing a potential long-term revenue opportunity in the multi-billion-dollar ASD treatment market. “Our partnership with Ajna and BAT demonstrates our leadership in advancing hemp-derived compounds from consumer wellness into FDA-regulated pharmaceutical development,” said Morachnick.
Board Strengthening Effective November 1, 2025, M. Borgia Walker was appointed to the Company's Board of Directors. This addition demonstrates continued strategic support from British American Tobacco and brings valuable expertise in governance and industry strategy to Charlotte's Web's leadership team. Ms. Walker's appointment brings the total number of Directors to six, replacing Jonathan Atwood, who has retired from the Board.
Third Quarter 2025 Financial Review
The following table sets forth selected financial information for the periods indicated:

	September 30,
U.S. $ millions, except per share data	2025	2024
Revenue	$11.5	$12.6
Cost of goods sold	7.0	5.9
Gross profit	4.5	6.7

Selling, general, and administrative expenses	9.7	12.7
Operating loss	(5.3)	(6.0)

Change in fair value of financial instruments	(1.2)	1.4
Other income (expense), net	0.6	(1.2)
Net Loss	$(5.9)	$(5.8)

EPS basic and diluted	$(0.04)	$(0.04)

Adjusted EBITDA (1)	$(2.1)	$(3.9)

Assets:
Cash and cash equivalents	$9.8
Total assets	$81.6
Liabilities:
Long-term liabilities	$63.5
Total liabilities	$72.4
Consolidated net revenue for Q3 2025 was $11.5 million, a year-over-year decrease of 8.6% from $12.6 million in Q3 2024, primarily reflecting a strategic B2B business model transformation. During Q3, Charlotte's Web implemented a fundamental redesign of its B2B channel economics. This restructuring prioritizes high-value retail partnerships and leverages distributor relationships for broader market coverage, eliminating the cost structure associated with maintaining a field sales organization. While this transition creates near-term revenue pressure, it fundamentally improves channel profitability by reducing SG&A expenses and capturing higher-margin distributor economics. Management expects this leaner, more capital-efficient B2B model to contribute to improved overall profitability despite modestly lower B2B revenue going forward. Despite these headwinds, consumer demand remained healthy for Charlotte's Web's diversified botanical wellness portfolio. Direct-to-consumer channels showed resilience, and new product innovations—particularly the Brightside™ hemp-derived THC collection and the expanded sleep category portfolio—continue to gain market traction and drive engagement across omnichannel platforms.
Gross profit was $4.5 million, or 38.9% of revenue in Q3 2025, compared to $6.7 million, or 53% of revenue in Q3 2024. Gross margin compression resulted from a one-time $0.5 million B2B retail chargeback reserve to revenue related to the B2B transition, and higher COGS due to temporary scaling inefficiencies associated with the transition to in-house manufacturing operations. Excluding these Q3 items, the underlying gross profit model remains aligned with the Company's historical 50% range. Initial in-house gummy production in Q3 represented a limited portion of total gummy sales and fixed manufacturing costs were under-absorbed. As production scales through 2026—targeting approximately 75% of total gummy sales volume over time—fixed cost absorption and gross margin are expected to improve. The Company expects improved fixed cost absorption and approximately $3 million in annualized manufacturing cost savings, while enhancing quality control and supply chain resilience. Management anticipates gross margin to rebound to historical range in Q4 2025 as in-house production scales.
Total selling, general, and administrative ("SG&A") expenses were $9.7 million for the quarter, a 23.3% improvement from $12.7 million in Q3 2024. The decrease was primarily attributable to a $1.8 million reduction in amortization expense related to the termination of the MLB Promotional Rights Agreement in early 2025, and to a decrease in personnel costs between the comparable periods. This performance demonstrates the effectiveness of the comprehensive cost-optimization strategy initiated to better align operating expenses with revenue. As part of the Company's ongoing commitment to disciplined cost management and operational efficiency, Charlotte's Web implemented additional expense reduction measures during Q3. Including cost savings from in-house manufacturing, these initiatives are expected to reduce the Company's annualized costs by approximately $9 million in 2026, supporting Charlotte's Web's trajectory toward positive cash flow. Total net loss for Q3 2025 was $5.9 million, or $(0.04) per share, unchanged versus a net loss of $5.8 million, or $(0.04) per share, in Q3 2024. Adjusted EBITDA for the quarter was $(2.1) million, versus $(3.9) million in Q3 2024, supporting continued progress toward profitability.
Financial Position
Cash and working capital as of September 30, 2025, were $9.8 million and $25.6 million, respectively. With a significantly lower operating expense base, anticipated gross margins from in-house production, and steady consumer demand across new categories, management expects multiple pathways to achieve positive cash flow in 2026.
With a leaner cost structure, pharmaceutical-grade manufacturing capabilities, and strong brand equity, Charlotte’s Web is well-positioned to capitalize on emerging botanical wellness opportunities as regulatory clarity advances. Management expects the combination of operating expense reductions and manufacturing efficiencies to drive sequential improvement in cash flow through Q4 2025, establishing a pathway to positive cash flow in 2026.
Consolidated Financial Statements and Management’s Discussion and Analysis
The Company’s consolidated financial statements and accompanying notes for the three and nine months ended September 30, 2025, and 2024, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-Q filing on the Securities and Exchange

Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.
Analyst Conference Call
Management will not host a quarterly analyst call this quarter. The Company hosts two earnings calls per year. The next quarterly analyst call will follow the release of the Company’s year-end audited financial results in March 2026.
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About Charlotte’s Web Holdings, Inc.
Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is a botanical wellness innovation company and a market leader in hemp extract wellness that includes Charlotte’s Web whole-plant full-spectrum CBD extracts as well as broad-spectrum CBD and cannabinoid isolates. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBN, CBC, CBG, THC, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products), CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, hemp-derived THC microdose gummies, functional mushroom gummies, CBD capsules, CBD topical creams, and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A. and are available online through the Company's website at www.charlottesweb.com.
Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTC under the symbol “CWBHF”.
(1)Non-GAAP Measures: The press release contains non-GAAP measures, including Adjusted Gross Profit, EBITDA, and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

Forward-Looking Information
Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance, and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions, expected future development, and other factors that it believes are appropriate and reasonable.
Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes, marketing plans and operational platform upgrades, and the impact of these initiatives on retail expansion, operational efficiencies, cash flow, revenue and e-commerce monetization; expectations relating to IT upgrades, marketing optimization and operational integrations; product expansion activities and the corresponding results thereof; sales volume and gross margin expectations; anticipated timing for, and business impact of, in-house manufacturing of topical and gummy products; the impact of the Company’s product innovations on product development; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the Company’s ability to increase online traffic and demographic exposure through new products and marketing and omni-channel expansion; the impact of certain activities on the Company's business and financial condition and anticipated trajectory; expectations around achieving positive cash flow in 2026; continued product placement on various product channels; anticipated development of new products; the outcomes from DeFloria’s clinical trials, including commercial opportunities for Charlotte’s Web.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: expectations around cost reduction, run rate, revenue growth and cash flow for 2025 and 2026; regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2024, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time. Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

For further information, contact:
Erika Lind
Chief Financial Officer
Erika.Lind@CharlottesWeb.com

Cory Pala
Director of Investor Relations
(720) 484-8930
Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share and per share amounts)

	September 30,	December 31,
	2025 (unaudited)	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,810	$22,618
Accounts receivable, net	1,092	1,263
Inventories, net	19,826	18,907
Prepaid expenses and other current assets	3,744	4,194
Total current assets	34,472	46,982
Property and equipment, net	23,784	26,337
License and media rights	—	13,691
Operating lease right-of-use assets, net	11,528	12,876
Investment in unconsolidated entity	9,300	10,800
SBH purchase option and other derivative assets	590	1,075
Intangible assets, net	906	1,049
Other long-term assets	1,019	632
Total assets	$81,599	$113,442
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,719	$3,426
Accrued and other current liabilities	4,753	5,246
Lease obligations – current	1,401	2,055
License and media rights payable - current	—	5,209
Total current liabilities	8,873	15,936
Convertible debenture	48,819	43,631
Lease obligations	12,554	13,652
License and media rights payable	—	11,809
Derivatives and other long-term liabilities	2,106	1,327
Total liabilities	72,352	86,355
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized; 159,136,454 and 158,009,541 shares issued and outstanding as of September 30, 2025 and December 31, 2024	1	1
Additional paid-in capital	329,133	328,655
Accumulated deficit	(319,887)	(301,569)
Total shareholders’ equity	9,247	27,087
Total liabilities and shareholders’ equity	$81,599	$113,442

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2025	2024	2025	2024
Revenue	$11,503	$12,587	$36,571	$37,000
Cost of goods sold	7,026	5,914	19,874	20,834
Gross profit	4,477	6,673	16,697	16,166

Selling, general and administrative expenses	9,731	12,693	31,371	42,700
Operating loss	(5,254)	(6,020)	(14,674)	(26,534)

Change in fair value of financial instruments	(1,200)	1,422	(2,869)	702
Other income (expense), net	600	(1,189)	(813)	(584)
Loss before provision for income taxes	(5,854)	(5,787)	(18,356)	(26,416)
Income tax benefit (expense)	36	—	38	(62)
Net loss	$(5,818)	$(5,787)	$(18,318)	$(26,478)

Per common share amounts
Net loss per common share, basic and diluted	$(0.04)	$(0.04)	$(0.12)	$(0.17)

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of U.S. dollars, except share amounts)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance—December 31, 2024	158,009,541	$1	$328,655	$(301,569)	$27,087
Common shares issued upon vesting of restricted share units, net of withholding	—	—	—	—	—
Share-based compensation	—	—	187	—	187
Net loss		—		(6,212)	(6,212)
Balance— March 31, 2025	158,009,541	$1	$328,842	$(307,781)	$21,062
Common shares issued upon vesting of restricted share units, net of withholding	608,226	—	(25)	—	(25)
Share-based compensation	—	—	180	—	180
Net loss	—	—	—	(6,288)	(6,288)
Balance—June 30, 2025	158,617,767	$1	$328,997	$(314,069)	$14,929
Common shares issued upon vesting of restricted share units, net of withholding	518,687	—	(9)	—	(9)
Share-based compensation	—	—	145	—	145
Net loss	—	—		(5,818)	(5,818)
Balance—September 30, 2025	159,136,454	$1	$329,133	$(319,887)	$9,247

Balance—December 31, 2023	154,332,366	$1	$327,280	$(271,723)	$55,558
Common shares issued upon vesting of restricted share units, net of withholding	2,895,489	—	(98)	—	(98)
Share-based compensation		—	842	—	842
Net loss		—		(9,634)	(9,634)
Balance—March 31, 2024	157,227,855	$1	$328,024	$(281,357)	$46,668
Common shares issued upon vesting of restricted share units, net of withholding	267,187	—	(20)	—	(20)
Share-based compensation	—	—	237	—	237
Net loss	—	—	—	(11,057)	(11,057)
Balance—June 30, 2024	157,495,042	$1	$328,241	$(292,414)	$35,828
Common shares issued upon vesting of restricted share units, net of withholding	267,187	—	(15)	—	(15)
Share-based compensation	—	—	217	—	217
Net loss	—	—	—	(5,787)	(5,787)
Balance—September 30, 2024	157,762,229	$1	$328,443	$(298,201)	$30,243

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Nine Months Ended September 30, (unaudited)
	2025	2024
Cash flows from operating activities:
Net loss	$(18,318)	$(26,478)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,650	7,505
(Gain)/Loss on disposal of assets	(2,217)	17
Change in fair value of financial instruments	2,869	(702)
Convertible debenture and other accrued interest	2,223	2,836
(Gain)/loss on foreign currency transaction	1,418	(870)
Changes in right-of-use assets	1,348	1,373
Share-based compensation	512	1,296
Allowance for credit losses	(107)	138
Inventory provision	24	3,926
Other	(8)	507
Changes in operating assets and liabilities:
Accounts receivable, net	191	(167)
Inventories, net	(781)	(1,884)
Prepaid expenses and other current assets	(389)	1,305
Accounts payable, accrued and other liabilities	(1,215)	(1,266)
Operating lease obligations	(1,751)	(1,701)
License and media rights	—	(5,000)
Other operating assets and liabilities, net	(695)	(304)
Net cash used in operating activities	(12,246)	(19,469)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(650)	(3,631)
Proceeds from sale of assets	122	33
Net cash used in investing activities	(528)	(3,598)
Cash flows from financing activities:
Other financing activities	(34)	(133)
Net cash used in financing activities	(34)	(133)
Net decrease in cash and cash equivalents	(12,808)	(23,200)
Cash and cash equivalents —beginning of period	22,618	47,820
Cash and cash equivalents —end of period	$9,810	$24,620
Non-cash activities:
Non-cash purchase of property and equipment and intangible assets	—	(8)

(1) Non-GAAP Measures –EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net income (loss) and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financial measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information we believe may be useful to investors and to enable them to evaluate our results the same way we do. We also present non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis and comparing our results with those of other companies by excluding items we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.
(1)EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below. Adjusted EBITDA for the three months ended September 30, 2025, and 2024 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
U.S. $ Thousands	2025	2024	2025	2024

Net income (loss)	$(5,818)	$(5,787)	$(18,318)	$(26,478)

Depreciation of property and equipment and amortization of intangibles	1,689	2,523	4,650	7,505
Interest expense	630	577	1,765	1,557
Income tax expense	36	—	38	62
EBITDA	$(3,463)	$(2,687)	$(11,865)	$(17,354)

Stock Compensation	145	217	512	1,296
Mark-to-market financial instruments	1,200	(1,422)	2,869	(702)
Inventory Provision	28	—	24	3,926
Adjusted EBITDA	$(2,090)	$(3,892)	$(8,460)	$(12,834)